GRANT THORNTON





May 2, 2003




Mr. John E. McConnaughy, Jr.
Audit Committee Chair for
 Fortune Natural Resources Corporation
c/o JEMC Corporation
#3 Parklands Drive
Darien, CT  06820

Dear Mr. McConnaughy, Jr.

This is to confirm that the client-auditor relationship between Fortune Natural Resources Corporation (Commission File No. 1-12334) and Grant Thornton LLP has ceased.

Very truly yours,



/s/ Grant Thornton LLP
-----------------------------
Grant Thornton LLP




Cc:   Office of the Chief Accountant
      SECPS Letter File
      Securities and Exchange Commission
      Mail Stop 11-3
      450 Fifth Street, NW
      Washington, D.C. 20549

      Mr. Tyrone J. Fairbanks
      Chief Executive Officer
      Fortune Natural Resources Corporation
      515 W. Greens Road, Suite 720
      Houston, Texas 77067




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